UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2020

ELECTROMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	001-34839	41-1732920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 Sixth Avenue NW

New Prague, MN 56071

(Address of Principal Executive Offices)(Zip Code)

(952) 758-9299

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.01 par value	ELMD	NYSE American LLC
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2020, Electromed, Inc. (the “Company”) announced the selection of Michael J. MacCourt to serve as the Company’s next Chief Financial Officer, Treasurer and Secretary, beginning May 26, 2020. Mr. MacCourt, age 42, most recently served as Senior Director of Commercial Finance at Starkey Hearing Technologies, a large private hearing aid manufacturer, since August 2019. He was responsible for partnering with Starkey's senior leadership team to develop and execute the company's commercial strategy. Previously, he spent more than nine years at Medtronic in roles of increasing responsibility, concluding with his service as Divisional Chief Financial Officer of the Lung Health business from May 2015 to August 2019. Mr. MacCourt also has an extensive consulting background, including over four years in management roles for both financial process improvement and business analytics at PricewaterhouseCoopers. He started his career at Procter & Gamble and then ConAgra Foods, where he held Financial Analyst, Cost Analyst and Business Analyst positions.

The Company has entered into an employment agreement with Mr. MacCourt, effective as of May 26, 2020, pursuant to which he will receive an initial annual base salary of $260,000. He will be eligible to participate in the Company’s annual officer bonus plan, beginning with the fiscal year ending June 30, 2021, with a target payout equal to 30% of annual base salary. He also will be eligible to participate in the Company’s annual equity incentive grants, which typically occur in July, and will receive an initial grant of 2,500 shares of restricted stock under the Company’s 2017 Omnibus Incentive Plan, effective as of his first day of employment and scheduled to vest in full upon the one-year anniversary of the same. He is entitled to reimbursement for certain relocation expenses and a monthly vehicle allowance, in addition to eligibility to participate in the other compensation and benefits programs generally available to Company employees.

If his employment is terminated by us for any reason other than for "cause" (as defined in his employment agreement) or is terminated by him for "good reason" (as defined in his employment agreement), then he will be eligible to (A) receive an amount equal to (i) one times his annualized base salary as of the termination date, plus (ii) an amount equal to 100% of the portion (if any) of his target annual bonus that was based on individual performance for the fiscal year in which the termination date occurs, plus (iii) an amount equal to the portion of his target annual bonus that was based on Company performance for the fiscal year in which the termination date occurs, pro-rated based on the portion of the fiscal year that had elapsed prior to the termination date, and (B) have us continue to pay the Company portion of COBRA premiums for up to 12 months. If such a termination of employment by us occurs within 60 days before a Change in Control or twelve months after a change of control, he may be eligible for enhanced severance.

If any such termination occurs within twelve months after a change of control, then he would instead be eligible to (A) receive an amount equal to (i) 1.5 times his annualized base salary as of the termination date, plus (ii) 150% of the portion (if any) of his target annual bonus that was based on individual performance for the fiscal year in which the termination date occurs, plus (iii) the same pro-rated portion of his target annual bonus that was based on Company performance, (B) have us continue to pay the Company portion of COBRA premiums for up to 18 months, and (C) all outstanding equity-based awards on the date of termination will vest in full, remain exercisable for the remainder of their original term (as applicable) and, to the extent vesting is based on satisfaction of one or more performance criteria, he would continue to be entitled to vest based on actual performance.

All of the foregoing severance benefits remain contingent on Mr. MacCourt signing and not revoking a release of claims and his remaining in strict compliance with the terms of his employment agreement, any supplemental non-competition, non-solicitation, and confidentiality agreement with the Company, and any other written agreement between him and the Company.

Jeremy T. Brock, the Company’s current Chief Financial Officer, Treasurer and Secretary, will cease to serve in those positions upon the commencement of Mr. MacCourt’s employment. Mr. Brock is expected to remain an employee of the Company through July 1, 2020 to facilitate an orderly transition.

The foregoing description of the material terms of Mr. MacCourt’s employment agreement is qualified by the text of such agreement, which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

Item 7.01              Regulation FD Disclosure.

The text of our press release announcing Mr. MacCourt's selection to serve as Chief Financial Officer is set forth in Exhibit 99.1 to this report and incorporated by reference into this Item 7.01.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits:

Number	Description	Method of Filing
10.1	Employment Agreement with Michael J. MacCourt, dated May 18, 2020	Filed Electronically

99.1	Press Release dated May 18, 2020	Furnished Electronically

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTROMED, INC.

Date: May 18, 2020	By: /s/ Kathleen S. Skarvan
	Name:	Kathleen S. Skarvan
	Title:	President and Chief Executive Officer